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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report


                  Filed pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) June 11, 2002



                             BRANDYWINE REALTY TRUST
             (Exact name of registrant as specified in its charter)




         MARYLAND                        1-9106                 23-2413352
(State or Other Jurisdiction          (Commission            (I.R.S. Employer
    of Incorporation)                 file number)        Identification Number)



             401 Plymouth Road, Plymouth Meeting, Pennsylvania 19462
                    (Address of principal executive offices)


                                 (610) 325-5600
              (Registrant's telephone number, including area code)

                                Page 1 of 4 pages


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Item 5. Other Events.

1. Term Loan.

                  On July 15, 2002, Brandywine Realty Trust (the "Company") and Brandywine Operating Partnership, L.P. (the "Operating Partnership"), together with most of their subsidiaries, entered into a term loan agreement with a group of lenders under which those lenders funded a term loan of $100 million (the "Term Loan") to the Company and the Operating Partnership. The proceeds of the Term Loan have been used to refinance existing indebtedness, consisting primarily of indebtedness that had been outstanding under the Company's $500 million revolving credit facility (the revolving credit facility, as amended and restated in July, 2001 and as amended thereafter, is referred to below as the "Credit Facility"). The Term Loan, like the Credit Facility, is recourse to the Company, the Operating Partnership and those subsidiaries that are parties, as guarantors, to the Term Loan agreement (which are the same subsidiaries that are guarantors of the Credit Facility). Bank of America, N.A. serves as administrative agent for a group of lenders under the Term Loan, as it does for the lenders under the Credit Facility, although the groups of lenders are not identical under the Term Loan and Credit Facility.

                  There is no required principal amortization of the Term Loan prior to maturity. The Term Loan matures on July 15, 2005, subject to two extensions of one year each upon payment by the Company of an extension fee and the absence of any defaults at the time of each extension.

                  The Term Loan will bear interest at a per annum floating rate equal to the one, two, three or six month LIBOR, plus between 1.05% and 1.90%, depending on the leverage and debt rating of the Company and the Operating Partnership. At the Company's option, the Term Loan may bear interest at the prime rate plus .25%. Interest is due at the end of the LIBOR term, unless a six month LIBOR term is selected, in which case interest is also paid at the end of the third month of the LIBOR term. If the Company elects interest based on the prime rate, then interest payments will be due monthly.

                  The Company paid each lender a fee upon the funding of the Term Loan, ranging from 0.35% to 0.55% of the portion of the Term Loan funded by the lender. The Company also paid a fee of $250,000 to Banc of America Securities LLC for its services as arranger of the Term Loan. An administrative fee in the amount of $50,000 will be payable annually in advance to Bank of America, N.A. as compensation for administration of the Term Loan.

                  The agreement providing for the Term Loan contains financial and operating covenants identical to those in the agreement establishing the Credit Facility. Financial covenants include minimum debt service coverage, fixed charge, debt-to-tangible net worth ratios and other financial tests. Operating covenants include limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, grant liens on assets, enter into affiliate transactions, pay dividends, make acquisitions and investments and construct or develop new properties. In addition, the Term Loan agreement, like the Credit Facility agreement, requires payment of prepayment premiums in certain instances.





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                  Also attached to this Current Report as exhibits are two
amendments to the Credit Facility.

                  2.  Greentree Square Litigation.

                  Reference is made to the litigation disclosed in Part I, Item 3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 regarding the third-party complaint brought against the Company and several other persons and entities by BRI OP Limited Partnership relative to Greentree Shopping Center located in Marlton, New Jersey. Pursuant to a settlement agreement reached on or around June 11, 2002, the plaintiffs, BRI OP and the Company have agreed to settle and dismiss all claims raised by and between them in the proceedings. In satisfaction of claims against it in the litigation, the Company has agreed to make a payment in the amount of $63,767.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits.

                       10.67    Term Credit Agreement

                       10.68 First Amendment to Third Amended and Restated Credit Agreement

                       10.69 Second Amendment to Third Amended and Restated Credit Agreement



















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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                BRANDYWINE REALTY TRUST


                                By: /s/ Gerard H. Sweeney
                                    --------------------------------------
                                    Title: President and Chief Executive Officer

Date:  July 16, 2002
































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